Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

ONE Gas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(c)	1,380,000(2)	$74.62	$102,975,600	$110.20 per $1,000,000	$11,348

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$102,975,600		$11,348

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$11,348

(1)

Estimated solely for purposes of calculating the registration fee under Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the average of the high and low selling price of the Registrant’s common stock on September 11, 2023, as reported on the New York Stock Exchange. Payment of the registration fee at the time of filing of the Registrant’s Registration Statement on Form S-3 (File No. 333-269966) on February 23, 2023 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

(2)	Includes 180,000 shares of the Registrant’s common stock that the underwriter has an option to purchase.